MASTER SERVICE AGREEMENT

	Master Service Agreement ("Agreement") dated as of February 24, 1998 entered into by and between ALPHA MICROSYSTEMS, a California corporation, ("Alpha Micro"), and ATS MONEY SYSTEMS, INC., a Nevada corporation ("Client").

RECITALS:

A. Alpha Micro is in the business of providing hardware maintenance services.

B. Client desires that Alpha Micro perform services on products for customers designated by Client.

	NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

	1.      SERVICES.

	(a) Customers and Products to be Serviced. Alpha Micro will provide service for products of Client's customers on a non-exclusive basis as mutually agreed upon from time to time by Client and Alpha Micro. The service will be performed by qualified technicians and in a professional and workmanlike manner.

	Client and Alpha Micro agree to document the products and customers to whom Alpha Micro will provide service on Schedule "A" attached to this Agreement, as it shall be amended from time to time. It is the intention of Client and Alpha Micro to have a separate Schedule "A" for each customer covered by this Agreement. In the event a customer or product is included on a Schedule "A", Client shall be entitled to remove said customer, a customer location and/or product from Schedule "A" if the customer terminates its arrangement for Client to provide maintenance services, closes a customer location and/or a product no longer requires service.

	Alpha Micro acknowledges that it has been informed by Client that it is presently using another company (the "Vendor") to provide similar services for Client's customers and that Client intends to transfer some of its customers to Alpha Micro. In the event the Vendor refuses to continue to service the Client's customers and/or terminates its relationship with Client, Alpha Micro agrees to provide service to said customers in accordance with the provisions of this Agreement within forty five (45) days after requested to do so by Client. Furthermore, the Client shall not be obligated hereunder with respect to the customer reflected on Schedule "A" until such time as Client has terminated its relationship with the Vendor with respect to said customer.

	(b) Types of Services to be Provided. Services shall include those designated below:

Alpha Micro will provide service and maintenance for the products listed on Schedule "A". Such maintenance services shall consist of repairs, when required, and routine preventative maintenance, as determined by Alpha Micro, but not less than once per year per site. Preventative maintenance will include required cleaning, lubricating, adjusting and testing for good operating results. Alpha Micro will diagnose defective equipment, repair such equipment by means of adjustment, if possible, or replacement of defective parts or modules with components which are new or near equivalent to new in performance or, if necessary, provide a replacement unit. Alpha Micro will, when necessary, reinstall software furnished by Client in connection with the repair or replacement of equipment.

	(c)     Exclusions from Service.

		Not included under this Agreement shall be warranty services or post warranty maintenance services for (i) cosmetic damages due to normal wear and tear; (ii) consumable items such as ribbons and paper;
(iii) damages due to abuse, neglect or shipping; (iv) software maintenance or support (Alpha Micro will, when necessary, reinstall software furnished by Client in connection with the repair or replacement of equipment); (v) electrical work external to the equipment being serviced; or (vi) damages due to any cause external to the equipment adversely affecting its operability or serviceability which shall include, but not limited to, fire, flood, wind and lightning.

	(d)     Response Time.

		Alpha Micro will respond to all service requests during its normal business hours (generally 8:00 a.m. to 6:00 p.m., local time, Monday through Friday, excluding national holidays). The response time for each customer covered by this Agreement is set forth in the Schedule "A" annexed for that customer.

		Requests for service shall be accepted by Alpha Micro from Client or, if authorized by Client, directly from customer. Alpha Micro shall not provide weekend service without Client's prior approval. If weekend service is provided the rates listed on Schedule B shall apply.
In the event that Client's customers contact Alpha Micro directly for service Alpha Micro will notify the Client of such request.





2.      SPARE PARTS AND REPLACEMENT OF EQUIPMENT THAT CANNOT BE
REPAIRED.

	(a)     Client Responsibility to Provide Spare Parts and Swap Units.

Client shall provide Alpha Micro, at Client's cost, with all parts necessary to perform the services contemplated hereunder on currency counters and MICR encoders ("Client Equipment"). Client shall provide Alpha Micro with an inventory of parts to be maintained by Alpha Micro for such services in not less than those quantities necessary to enable Alpha Micro to provide service on a one-stop diagnose and correct basis. In addition, Client shall provide Alpha Micro, for each agreed upon Alpha Micro regional center, with a functioning unit of each type of Client Equipment covered by this Agreement ("Client Swap Unit(s)"). The Client Swap Units shall be used
as provided for in Section 2(c) below.   At no time shall
Alpha Micro acquire title to such inventory or Client Swap Units, and all parts and equipment furnished by Client shall remain the property of Client until installed on equipment covered by this Agreement or exchanged for equipment covered by this Agreement. Alpha Micro shall not permit any lien or encumbrance to be asserted against such inventory or Client Swap Units, and shall indemnify Client for all parts or equipment damaged, lost or otherwise unrecoverable while in Alpha Micro's possession, and shall return to Client all parts and Client Swap Units in its possession promptly upon termination of this Agreement.

(b)     Alpha Micro Responsibility to Provide Spare Parts and Swap
Units.

Alpha Micro shall maintain, at its cost, an inventory of sufficient spare parts to meet the intent of this Agreement as it relates to devices other than Client Equipment ("Alpha Micro Equipment"). In addition, Alpha Micro shall maintain, at each agreed upon Alpha Micro regional center, a functioning unit of each piece of Alpha Micro Equipment ("Alpha Micro Swap Unit(s)"). The Alpha Micro Swap Units shall be used as provided for in Section 2(d) below. All parts and equipment and Alpha Micro Swap Units removed from Client's customers' and replaced by Alpha Micro, other than Client Equipment or parts thereof, shall become the property of Alpha Micro.

(c)     Responsibility for Replacement of Client Equipment That Cannot
Be Repaired.

Alpha Micro shall make every reasonable effort to repair, at the customer's location, each piece of Client Equipment covered by this Agreement. If Alpha Micro cannot repair a piece of Client Equipment at the customer's location within the agreed upon time frame, Alpha Micro will arrange to replace the customer's piece of Client Equipment with a Client Swap Unit. Alpha Micro will then attempt to repair the Client Equipment removed from the customer's location at Alpha Micro's facility. If the Client Equipment can be repaired, Alpha Micro will use the repaired Client Equipment as a Client Swap Unit. In the event Alpha Micro cannot repair a piece of Client Equipment covered by this Agreement ("Non Serviceable Client Equipment"), Alpha Micro shall notify Client. In such event Client shall supply Alpha Micro with a replacement piece of Client Equipment and Alpha Micro will return the Non Serviceable Client Equipment to Client. If Client determines that the Non Serviceable Client Equipment can be repaired, Alpha Micro shall reimburse Client for the reasonable cost of said repair, which for purposes of this Agreement shall be an amount equal to the annual service fee for that piece of equipment plus shipping costs for returning the Non Serviceable Client Equipment and delivering the replacement piece of equipment.

(d) Responsibility for Replacement of Alpha Micro Equipment That Cannot Be Repaired.

Alpha Micro shall make every reasonable effort to repair, at the customer's location, each piece of Alpha Micro Equipment covered by this Agreement. If Alpha Micro cannot repair the Alpha Micro Equipment at the customer's location within the agreed upon time frame, Alpha Micro will arrange to replace the customer's piece of Alpha Micro Equipment with an Alpha Micro Swap Unit.

	3.      TECHNICAL SUPPORT.

	Unless otherwise noted on Schedule "B", Client will provide technical assistance to Alpha Micro's technical support personnel for the products covered by this Agreement as may be reasonably requested by Alpha Micro. When necessary, and as appropriate, Client will provide Alpha Micro with all necessary manuals, technical documentation, bulletins, diagnostics and other materials, for performance of remedial and preventative maintenance ("Technical Data"). All Technical Data, and all copies thereof, shall be subject to the provisions of Section 7 below, shall remain the property of Client and will be returned to Client upon termination of this Agreement.

	4.      TRAINING.

	When necessary, as appropriate, and unless otherwise set forth on Schedule "B", Client will provide Alpha Micro with training to enable Alpha Micro to perform the services contemplated pursuant to this Agreement. Such training will occur in a manner, time and place mutually agreed to by Client and Alpha Micro.

	In the event that Client should terminate this Agreement prior to Alpha Micro providing services on behalf of Client under this Agreement, Client agrees to reimburse Alpha Micro training expenses at the rates below but in no event shall said amount exceed $20,000.00:

$20.00 per hour per person for actual training time and two hours of travel per person trained.

$70.00 per day per person trained for meals, lodging and travel expense.

Number of Alpha Micro employees to be trained is 100.

	5.      FEES; TERMS OF PAYMENT.

	Client shall pay to Alpha Micro for the services hereunder those amounts set forth on Schedule "A". Alpha Micro will invoice for services monthly, in advance. Invoices are due and payable within thirty (30) days of issuance. Past due invoices are subject to an interest charge equal to the lesser of one percent (1%) per month or the maximum rate permitted by law. Charges listed on Schedule "A" do not include applicable taxes. Applicable taxes, if any, shall be added to the invoices and paid when due.

	6.      TERM.

	This Agreement shall remain in effect for an initial period of two
(2) years from the date Alpha Micro first provides service to a Client customer under this Agreement. This Agreement shall automatically renew for additional one (1) year terms, unless either party gives notice to the other of its intent not to renew. Alpha Micro shall give notice of its intent not to renew six (6) months prior to the expiration of the then current term and Client shall give notice of its intent not to renew sixty (60) days prior to the expiration of the then current term.

	Notwithstanding the foregoing, this Agreement may be terminated by either party if the other party is in default of a material obligation under this Agreement and said default has not been cured within thirty
(30) days after receipt of said notice. In the event Client has given Alpha Micro two (2) prior notices that Alpha Micro was in default of its obligation to provide service as required by this Agreement ("Service Default"), Client shall be entitled to terminate this Agreement or delete from this Agreement the customer involved with the Service Default without affording Alpha Micro time to rectify a Service Default subsequent to the two (2) initial Service Defaults.

	7.      PROPRIETARY INFORMATION.

	In the course of performing services under this Agreement, and the training which may take place hereunder, Alpha Micro may, from time to time, be made aware of Client's confidential and/or proprietary information ("Proprietary Information"), including, without limitation, Client's products, customer lists, Technical Data, training techniques, service techniques, and information regarding Client's business operations. Alpha Micro will hold such Proprietary Information confidential, will not employ same other than in fulfillment of the purpose of this Agreement, will not disclose same to any persons other than as necessary for Alpha Micro to discharge its duties under this Agreement, and then only to such persons who have been advised of the confidential nature of the information. The covenants hereunder shall not apply to (i) information which was known to Alpha Micro prior to receipt from Client; (ii) information which Alpha Micro receives from a third party which has the right to convey such information; (iii) information which is independently developed by Alpha Micro; or (iv) information which becomes known to the public, if a breach of an undertaking hereunder was not cause of such item becoming known to the public.

	8.      NON-COMPETE.

	During the term hereof and for an additional period of two (2) years after the termination of this Agreement, Alpha Micro shall not, directly or indirectly, for its own benefit or purposes, or for the benefit or purposes of any other person or entity: (i) solicit or attempt to entice away or employee any employee/consultant of Client; or (ii) solicit or attempt to entice away or do business with any customer of Client for whom Alpha Micro has provided services under this Agreement and/or was introduced to by Client during the term of this Agreement ("Existing
Client Customer").  The foregoing restriction shall not prohibit Alpha
Micro from providing services to an Existing Client Customer in connection with equipment other than (a) Client Equipment, (b) equipment supplied by Client and used in connection with Client Equipment, or (c) equipment serviced by Client and used in connection with Client
Equipment.

	During the term hereof and for an additional period of two (2) years after the termination of this Agreement, Client agrees that it shall not, directly or indirectly, solicit or entice away or employee any employee/consultant of Alpha Micro.

9.      LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE.

	(a) Except as otherwise provided herein, Alpha Micro shall not be liable for loss of use of any of the items of equipment serviced hereunder, or for any loss or damage occasioned by such loss of use, or by any failure of any of the equipment to perform properly. Maintenance service provided under this Agreement does not assure uninterrupted operation of the equipment. In no event shall Alpha Micro be responsible for any loss of data or information in connection with the servicing or supporting of the equipment.

	(b) In the event Alpha Micro is in breach of this Agreement, Alpha Micro's liability for damages sustained by Client shall not exceed fifty percent (50%) of the total annual maintenance fee provided for in this Agreement at the time the breach occurred (e.g. if the total annual maintenance fees at the time of a breach was $50,000, Alpha Micro's maximum exposure for damages would be $25,000). The limitation of damages shall not apply to a breach of Sections 7 and 8 of this Agreement

	(c) Except as otherwise provided herein, ALPHA MICRO AND CLIENT SHALL NOT BE LIABLE FOR LOSS OF PROFITS OR SAVINGS, OR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THEY HAVE BEEN ADVISED OF
THE POSSIBILITY OF SUCH DAMAGE.

	(d) Alpha Micro agrees to defend, hold harmless and indemnify Client of, from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees) for personal injury and/or property damage caused by Alpha Micro or its agents or employees.

	(e) Client agrees to defend, hold harmless and indemnify Alpha Micro of, from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees) for personal injury and/or property damage caused by Client or its agents or employees.

	(f) Alpha Micro, at its cost and expense, shall obtain and maintain liability insurance for an amount of not less than $1,000,000. The insurance policy shall designate Client as an additional named insured. The policy shall state that the insurance company cannot cancel or refuse to renew without at least 10 days written notice to Client. Alpha Micro shall provide Client with evidence of the required insurance.

	10.     MISCELLANEOUS

	(a)     Relationship of Parties.        Nothing contained in this
Agreement shall be construed as creating a joint venture, partnership or employment relationship between the parties. Neither party shall have any right or authority to create any obligation or duty, express or implied, on behalf of the other.

	(b) Entire Agreement. Except as mentioned in Section 10(p) below, this Agreement, together with its Schedules incorporated by reference, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be changed except in writing executed by both parties.

	(c) Assignment. This Agreement may be assigned by either party to any wholly owned subsidiary and to any successor by merger, consolidation or acquisition of a substantial part of its assets. Except as specified hereinabove, this Agreement shall not be assigned, extended or otherwise transferred in whole or in part, by either party, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

	(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

	(e)     Severability.   If any term or provision of this Agreement,
or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, such provision shall be limited as necessary to render it valid and enforceable and the remaining provisions and any application thereof shall continue in full force and effect without being impaired or invalidated in any way.

	(f) Notice. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be personally served (obtaining a signed receipt) or sent by overnight courier, by registered mail or certified mail, postage prepaid with a copy sent by fax and shall be deemed to have been given when such writing is received by the intended recipient thereof. For the purposes hereof, the addresses of each party hereto and their fax number (until notice of a change thereof served as provided in this Section 10(f) shall be as follows:

		If to Alpha Micro:      Alpha Microsystems
						2722 S. Fairview Street
						Santa Ana, California
						Attn:  President
						Fax Number:  714-641-7678

		If to Client:           ATS Money Systems, Inc.
						25 Rockwood Place
						Englewood, New Jersey  06731
					Attn: President
						Fax Number:  201-894-0958

	(g) Construction of Agreement. This Agreement shall be construed in accordance with its plain meaning and not against either party as the drafting party. Headings contained in this Agreement are for convenience only and are not a part of this Agreement and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement or any of the provisions hereof.

	(h) Governing Law. This Agreement shall be deemed to be a contract under the laws of the state of New Jersey and for all purposes shall be governed by and construed and enforced in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of New Jersey.

	(i) Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

	(j) Force Majeure. Except for Client's obligation to make payment hereunder, neither party shall be liable to the other for any delay or inability to perform its obligations under this Agreement or otherwise if such delay or inability arises from any act of God, fire, natural disaster, act of government, or any other cause beyond the reasonable control of such party ("Force Majeure Event"). If a Force Majeure Event occurs, the party who cannot perform shall give immediate notice to the other party and the notice shall include the reason for the delay or inability to perform and the estimated length of the delay. Furthermore, if a Force Majeure Event occurs that prevents Alpha Micro from performing the service obligations as required by this Agreement and the delay is estimated to last or actually lasts ten (10) business days (if the Force Majeure Event is limited to only one (1) state the time period shall be extended to twenty (20) days) Client shall have the right to terminate this Agreement.

	(k)     Arbitration.    Any dispute or controversy related to this
Agreement shall be submitted to JAMS/Endispute ("JAMS") for binding arbitration by the complaining party providing written notice to JAMS and the other party. The arbitration shall take place in a location mutually agreed upon by the parties and, if they cannot agree upon a location, the arbitration shall take place in Chicago, Illinois. The parties may agree on a retired judge from the JAMS panel for the binding arbitration. If they are unable to agree, JAMS will provide a list of three available judges in close proximity to the location where the arbitration will take place and each party may strike one. The remaining judge will serve as the arbitrator. Judgment on the decision of the arbitrator may be entered in the highest court of any forum, federal or state, having jurisdiction. The cost for JAMS shall initially be shared equally by the parties, with the prevailing party being entitled to recover its share of said cost from the other party as provided for in Section 10(l). The arbitrator shall set the guidelines for discovery.

	(l) Attorneys' Fees and Costs. In the event of the bringing of any proceeding, including under the provisions of Section 10(k), by a party hereto against the other party by reason of a breach of any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party shall be entitled to recover from the other party costs and expenses of suit or arbitration, including reasonable attorneys' fees and the cost of JAMS.

	(m) Further Actions. Each of the parties hereto agrees to take any and all actions reasonably necessary in order to carry out the provisions of this Agreement.

	(n)     Counterparts.   This Agreement may be executed in one or more
counterparts and counterparts signed in the aggregate by the parties shall constitute a single original instrument.

	(o) Survival. Any termination, cancellation or expiration of this Agreement notwithstanding, provisions of this Agreement and obligations which are intended to survive and continue shall so survive and continue.

	(p) Canadian Maintenance Agreement. Client and Alpha Micro are parties to a Maintenance Agreement dated January 12, 1998 that pertains to the servicing of products at Home Depot stores in Canada ("Canadian Maintenance Agreement"). Upon the Effective Service Date for Home Depot as reflected on Schedule "A", the Canadian Maintenance Agreement will be deemed terminated and the products at the Home Depot stores in Canada covered by the Canadian Maintenance Agreement will be included in this Agreement.

	IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

ALPHA MICROSYSTEMS                              ATS MONEY SYSTEMS, INC.

By:_____________________                        By:_____________________

Its:____________________                        Its:___________________